UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2015

Madison Ventures Inc.
(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-188753

(Commission File Number)

None

(IRS Employer Identification No.)

1208 Tamarind Road

Dasmarinas Village, Makati City

Metro Manila, Philippines 1222

(Address of principal executive offices)(Zip Code)

+52 (442) 388-2645

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2015, Madison Ventures Inc., a Nevada corporation (the “Company”), entered into a letter of intent (the “Letter of Intent”) with Ocure Ltd. (“Ocure”), pursuant to which the Company is obligated to exclusively license certain technology (not defined in the Letter of Intent) from Ocure under terms of a license agreement to be negotiated between the Company and Ocure. The Company intends to license technology from Ocure related to the development of products and devices for the treatment of anal fissures.

Under the prospective license agreement, the Company would be obligated to pay to Ocure $250,000, payable according to the following schedule: $10,000 upon execution of the Letter of Intent, $90,000 not later than March 16, 2015, $100,000 not later than April 10, 2015, and $50,000 not later than May 8, 2015 (collectively, the “First $250,000 Tranche”). Upon the 6-month anniversary of the Letter of Intent, if the Company has paid the First $250,000 Tranche, then Ocure will transfer certain assets (not defined in the Letter of Intent) to the Company, and the Company will be obligated to pay Ocure a second $250,000 tranche, payable as follows: $100,000 not later than October 2, 2015, $100,000 not later than November 6, 2015, and $50,000 not later than December 4, 2015.

Under the prospective license agreement, the Company would also be obligated to pay a royalty equal to 5% of net revenue related to the licensed technology, pay a 20% royalty for any sublicensing or exit related revenue, enter into consulting agreements with principals (the number of which is not yet determined) of Ocure (the terms of which are not defined in the Letter of Intent), sell 1,775,000 shares of common stock of the Company to each of the principals (the number of which is not yet determined) of Ocure for a purchase price yet to be determined, and establish an employee and consultant stock option plan which reserves for issuance that number of shares equal to 20% of the number of issued and outstanding shares of common stock of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
10.1	Letter of Intent dated February 27, 2015, by and between Madison Ventures Inc. and Ocure Ltd.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Madison Ventures Inc. (Registrant)

Date: March 12, 2015	By:	/s/ Gene Gregorio
Gene Gregorio
President, Secretary, and Treasurer (principal executive officer, principal financial officer, and principal accounting officer)